Exhibit 99.1

Financial Contact:	James S. Gulmi (615) 367-8325
Media Contact:	Claire S. McCall (615) 367-8283
GENESCO REPORTS SAME STORE SALES,
RAISES FOURTH QUARTER EARNINGS OUTLOOK
—Announces Participation in 13th Annual ICR XChange Conference—
—Provides Updated Information on Network Intrusion—
NASHVILLE, Tenn., Jan. 11, 2011 —Genesco Inc. (NYSE: GCO) announced today that same store sales for the quarter-to-date period ended January 8, 2011, increased 9% from the equivalent period last year, when same store sales increased 1%. Sales for the Company’s e-commerce and catalog direct sales businesses increased 25% in the quarter-to-date period ended January 8, 2011. Same store sales changes for each retail segment for the period were as follows:

QTD (Jan. 8, 2011)
Journeys Group	13%
Underground Station Group	-4%
Lids Sports Group	6%
Johnston & Murphy Group	13%
Total Genesco	9%
     Based on the stronger than expected sales for the quarter to date, the Company has increased its adjusted earnings per diluted share expectations to a range of $1.25 to $1.30 for the fourth quarter and $2.40 to $2.45 for the fiscal year ending January 29, 2011. The Company’s most recent previously announced earnings expectations were in the range of $1.23 to $1.28 per diluted share for the fourth quarter and $2.38 to $2.43 for the fiscal year. The adjusted earnings per share expectations do not reflect expected non-cash asset impairments and other charges, including costs related to the previously announced intrusion into the Company’s computer network, expected to be in the range of $0.07 to $0.11 per diluted share for the fourth quarter and $0.29 to $0.33 per diluted share for the fiscal year. The Company believes that providing an adjusted earnings per share estimate not reflecting these items will benefit investors by facilitating comparison with the Company’s previously announced expectations, which also excluded these items. A reconciliation of the adjusted earnings per share estimates with the diluted earnings per share estimates calculated in accordance with U.S. Generally Accepted Accounting Principles is included as Schedule A to this press release.
     Genesco plans to announce its fourth quarter and fiscal year 2011 results on March 3, 2011.
     Genesco also announced that management will present at the 13th Annual ICR XChange Conference on Wednesday, January 12, 2011, at 11:10 a.m. (Pacific Standard Time). The audio portion of the presentation will be webcast live and may be accessed through the Company’s internet website, http://www.genesco.com. To listen, please go to the website at least 15 minutes early to register, download and install any necessary software.

     The Company also said that it is continuing to investigate the previously announced intrusion into a portion of its computer network that processes transactions in its United States Journeys, Journeys Kidz, Shi by Journeys and Johnston & Murphy stores, and in some of its Underground Station stores. The investigation to date has indicated that, in addition to the payment card information previously identified as potentially at risk of compromise in the intrusion, some information related to check transactions (including bank routing, account, check, and drivers license numbers) in the affected stores may also have been accessible to the malicious software involved in the intrusion. The Company has no reason to believe that any customer name or address information was at risk of compromise in the intrusion. As the Company has previously reported, it took immediate steps to secure the affected part of its network and is confident that customers can safely use payment cards and checks in the Company’s stores. Attached to this press release is additional information for customers concerning the intrusion.
Cautionary Note Concerning Forward-Looking Statements
     This release contains forward-looking statements, including those regarding the earnings outlook for the Company for the fourth quarter and fiscal year ending January 29, 2011, and those reflecting expectations about the investigation and effects of the network intrusion. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include developments that have a negative effect on sales or earnings for the balance of the fiscal year, year-end adjustments to estimates reflected in the expectations, or developments in the Company’s investigation and response to the network intrusion that increase the costs or liabilities expected to be incurred or recognized in the fourth quarter. Additional factors are cited in the “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of, and elsewhere, in our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco’s ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.
About Genesco Inc.
     Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear, sports apparel and accessories in more than 2,300 retail stores throughout the U.S. and Canada, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Lids and Lids Locker Room, Johnston & Murphy, and Underground Station, and on internet websites www.journeys.com, www.journeyskidz.com, www.shibyjourneys.com, www.undergroundstation.com, www.johnstonmurphy.com, www.dockersshoes.com, and www.lids.com. The Company’s Lids Sports division operates the Lids headwear stores and the

lids.com website, the Lids Locker Room and other team sports fan shops and single team clubhouse stores, and the Lids Team Sports team dealer business. In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the licensed Dockers brand and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.
Additional Information
Additional information on the intrusion into the Company’s computer network is available on the Company’s website at www.genesco.com/customerassistance. Individuals may direct questions to the Company’s Customer Information Center toll-free at (877) 441.2998 or write to the Company at 1415 Murfreesboro Road, Suite 490, Nashville, TN 37217.
Reference Guide
In addition to carefully reviewing your financial institution and payment card statements, Genesco recommends you consider these additional steps:
Security Freeze. Some state laws allow you to place a security freeze on your credit reports. This would prohibit a credit reporting agency from releasing any information from your credit report without your written permission. You should be aware, however, that placing a security freeze on your credit report may delay, interfere with, or prevent the timely approval of any requests you make for new loans, credit, mortgages, employment, housing or other services. The specific costs and procedures for placing a security freeze vary by state law, but this reference guide provides general information. You can find additional information at the websites of any of the three credit reporting agencies listed below.
If you believe that you have been a victim of identity theft and you provide the credit reporting agency with a valid police report, it will not charge you to place, lift or remove a security freeze on your credit reports. In all other cases, a credit reporting agency may charge you up to $5.00 (and in some cases, up to $20.00) each time you place, temporarily lift, or permanently remove a security freeze.
Requirements vary by state, but generally to place a security freeze on your credit report, you must send a written request to each of the three credit reporting agencies noted below, which must include the following information: (1) Full name (including middle initial as well as Jr., Sr., II, III, etc.); (2) Social Security Number; (3) Date of birth; (4) Addresses for the prior five years; (5) Proof of current address; (6) A legible copy of a government issued identification card; (7) A copy of any relevant police report, investigative report, or complaint to a law enforcement agency concerning identity theft and (8) If you are not a victim of identity theft, include payment by check, money order, or credit card (Visa, MasterCard, American Express or Discover only). Do not send cash though the mail.

Equifax Security Freeze	Experian Security Freeze	TransUnion Fraud
P.O. Box 105788	P.O. Box 9554	Victim Assistance
Atlanta, Georgia 30348	Allen, Texas 75013	Division
877-478-7625	888-397-3742	P.O. Box 6790
www.equifax.com	www.experian.com	Fullerton, California
92834-6790
800-680-7289
www.transunion.com

Free Credit Reports. To order a free copy of your credit report, visit www.annualcreditreport.com, call toll-free at (877) 322-8228, or complete the Annual Credit Report Request Form on the U.S. Federal Trade Commission’s (“FTC”) website at www.ftc.gov and mail it to Annual Credit Report Request Service, P.O. Box 105281, Atlanta, GA 30348-5281. The three national credit bureaus provide free annual credit reports only through the website, toll-free number or request form.
When you receive your credit report, review it carefully. Look for accounts you did not open. Look in the “inquiries” section for names of creditors from whom you haven’t requested credit. Some companies bill under names other than their store or commercial names. The credit bureau will be able to tell you when that is the case. Look in the “personal information” section for any inaccuracies in your information (such as home address and Social Security number). If you see anything you do not understand, call the credit bureau at the telephone number on the report. Errors in this information may be a warning sign of possible identity theft. You should notify the credit bureaus of any inaccuracies in your report, whether due to error or fraud, as soon as possible so the information can be investigated and, if found to be in error, corrected. If there are accounts or charges you did not authorize, immediately notify the appropriate credit bureau by telephone and in writing.
Fraud Alerts. To protect yourself from possible identity theft, consider placing a fraud alert on your credit file. A fraud alert alerts you of an attempt by an unauthorized person to open a new credit account in your name. When a merchant checks the credit history of someone applying for credit, the merchant gets a notice that the applicant may be the victim of identity theft. The alert notifies the merchant to take steps to verify the identity of the applicant. You can place a free fraud alert on your credit report by calling any one of the toll-free fraud numbers provided below. You will reach an automated telephone system that allows you to flag your file with a fraud alert at all three credit bureaus. You can also place a fraud alert on your credit report online at the websites listed below for Equifax and Experian and via email for TransUnion at fvad@transunion.com.

Equifax P.O. Box 105069 Atlanta, Georgia 30348-5069 800-525-6285 www.fraudalerts.equifax.com	Experian P.O. Box 1017 Allen, Texas 75013 888-397-3742 www.experian.com	TransUnion Fraud Victim Assistance Division P.O. Box 6790 Fullerton, California 92834-6790 800-680-7289 www.transunion.com
Police Report. If you find suspicious activity on your credit reports or account statements, or have reason to believe that your personal information is being misused, contact your local law enforcement authorities immediately and file a police report. You have the right to request a copy of the police report and should retain it for further use, as many creditors want the information it contains to absolve you of potential fraudulent debts.
Consulting the FTC. In addition to your state Attorney General, you can contact the FTC to learn more about how to protect yourself from identity theft:
Federal Trade Commission
Consumer Response Center
600 Pennsylvania Avenue, NW
Washington, DC 20580
1-877-IDTHEFT (438-4338)
www.ftc.gov/idtheft/
For North Carolina Residents. You can obtain information from the North Carolina Attorney General’s Office about preventing identity theft. You can contact the North Carolina Attorney General at:
North Carolina Attorney General’s Office
9001 Mail Service Center
Raleigh, NC 27699-9001
877-566-7226 (toll-free in North Carolina)
919-716-6400
www.ncdoj.gov
For Maryland Residents. You can obtain information from the Maryland Office of the Attorney General about steps you can take to avoid identity theft. You can contact the Maryland Attorney General at:
Maryland Office of the Attorney General
Consumer Protection Division
200 St. Paul Place
Baltimore, MD 21202
888-743-0023 (toll-free in Maryland)
410-576-6300
www.oag.state.md.us

Schedule A
Genesco Inc.
Adjustments to Forecasted Earnings from Continuing Operations
Quarter Ending January 29, 2011

	High Guidance		Low Guidance
In Thousands (except per share amounts)	Fiscal 2011		Fiscal 2011

Forecasted earnings from continuing operations	$28,382	$1.21	$27,354	$1.16

Adjustments: (1)
Impairment and other charges including tax adjustments	2,077	0.09	2,077	0.09

Adjusted forecasted earnings from continuing operations (2)	$30,459	$1.30	$29,431	$1.25

(1)	All adjustments are net of tax. The forecasted tax rate for the fourth quarter of Fiscal 2011 is 39.6%.

(2)	Reflects 23.4 million share count for the fourth quarter of Fiscal 2011 which includes common stock equivalents.
This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.

Schedule A
Genesco Inc.
Adjustments to Forecasted Earnings from Continuing Operations
Fiscal Year Ending January 29, 2011

	High Guidance		Low Guidance
In Thousands (except per share amounts)	Fiscal 2011		Fiscal 2011

Forecasted earnings from continuing operations	$51,094	$2.14	$49,709	$2.09

Adjustments: (1)
Impairment and other charges including tax adjustments	7,414	0.31	7,414	0.31

Adjusted forecasted earnings from continuing operations (2)	$58,508	$2.45	$57,123	$2.40

(1)	All adjustments are net of tax. The forecasted tax rate for Fiscal 2011 is 39.5%.

(2)	Reflects 23.7 million share count for Fiscal 2011 which includes common stock equivalents.
This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.